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Exhibit (e)(1)

EXCERPTS FROM THE PLACER DOME INC. MANAGEMENT PROXY CIRCULAR AND STATEMENT DATED FEBRUARY 24, 2005

INFORMATION REGARDING DIRECTORS

Election of Directors

        The term of office of the current directors of the Corporation will expire at the Meeting or when their successors are duly elected or appointed. The Articles of the Corporation provide that the number of directors shall consist of a minimum of 10 and a maximum of 20 with the actual number of directors being determined from time to time by resolution of the directors. The board of directors of the Corporation (the "Board") is currently composed of 10 directors. The Board has, by resolution, fixed the number of directors to be elected at the Meeting at 12. All of the nominees for director are to be elected at the Meeting to serve until the next annual meeting or until their successors are duly elected or appointed. All of the nominee directors have consented to be named herein as such, and have agreed to serve if elected. All of the nominees listed below are currently serving as directors with the exception of Donald J. Carty and H. Clive Mather. All of the proposed nominees who are currently directors of the Corporation were duly elected as directors at the Annual and Special Meeting of Shareholders held on May 5, 2004, with the exception of Peter W. Tomsett. The Board appointed Mr. Tomsett as a director on September 15, 2004, when he took office as the Corporation's President and Chief Executive Officer. The table below provides additional information, as applicable, about the nominee directors, including their municipality of residence, age, year first elected or appointed, principal occupation and other directorships. Also indicated in the table is the number of Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised by the nominee, the number of Deferred Share Units ("DSUs") held by the nominee, and the number of options held by the nominee as at February 24, 2005. There are no other shares of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by the nominee directors of the Corporation. The number of Common Shares beneficially owned by all such nominees as a group does not exceed 1% of the outstanding Common Shares.

        The Board has four standing committees:    the Audit Committee, the Corporate Governance Committee, the Human Resources and Compensation Committee and the Safety and Sustainability Committee. The Board does not have an executive committee.

(PICTURE OF DONALD J. CARTY)	Donald J. Carty, 59, of Dallas, Texas, USA, holds a Master of Business Administration from Harvard University. Mr. Carty is a retired Chairman and Chief Executive Officer of AMR Corp. and American Airlines, having served in those capacities from 1998 to 2003. He is also a former President and Chief Executive Officer of Canadian Pacific Airlines. Mr. Carty is a director of Big Brothers Big Sisters and Big Brothers Big Sisters International, CHC Helicopter Corporation, Dallas Center for the Performing Arts, Dell Inc., Hawaiian Holdings Inc., Sears, Roebuck and Co., Solution Inc. Ltd. and Southern Methodist University.	Nil Common Shares Nil DSUs Nil Options
(PICTURE OF G. BERNARD COULOMBE)
	G. Bernard Coulombe, 63, of Asbestos, Quebec, Canada, has served on the Board of Placer Dome since 1994. Mr. Coulombe holds a Bachelor of Applied Science in Geological Engineering from Laval University and completed post-graduate studies in Mining Engineering at Queen's University. He is the President and Chief Executive Officer of Mine Jeffrey Inc. (producer of chrysotile asbestos fibres). He also serves on the board of Ashton Mining of Canada Inc. and is a director and the Vice-Chairman of Niocan Inc.	7,500 Common Shares 3,505 DSUs 45,000 Options Member of the Corporate Governance and the Safety and Sustainability Committees
(PICTURE OF JOHN W. CROW)
	John W. Crow, 68, of Toronto, Ontario, Canada, has served on the Board of Placer Dome since 1999. Mr. Crow holds a Bachelor of Arts (Honours) in Politics, Philosophy and Economics from Oxford University. He is the President of J&R Crow Inc. (economic and financial consultants). Mr. Crow also serves on the boards of the following organizations: Rockwater Capital Corporation, Timminco Limited, High Income Principal and Yield Corporation, High Income Preferred Shares Corporation, Coastal Income Corporation, Canadian Tire Bank, Lawrence Enterprise Fund, Arts for Children of Toronto (a not for profit organization), and Student Transportation of America.	5,000 Common Shares(1) 3,505 DSUs 35,000 Options Chair of the Audit Committee
(PICTURE OF GRAHAM FARQUHARSON)
	Graham Farquharson, 64, of Toronto, Ontario, Canada, has served on the Board of Placer Dome since 1999. He holds a Bachelor of Science in Mining Engineering from the University of Alberta and a Master of Business Administration from Queen's University. Mr. Farquharson is the President of Strathcona Mineral Services Limited (a mining industry consulting company) and serves on the boards of Cambior Inc. and the Physicians Services Incorporated Foundation, and is the Chairman of the Canadian Mineral Industry Education Foundation.	6,070 Common Shares 3,505 DSUs 30,000 Options Chair of the Human Resources and Compensation Committee
(PICTURE OF ROBERT M. FRANKLIN)
	Robert M. Franklin, 58, of Willowdale, Ontario, Canada, has served as the Non-Executive Chairman of the Board of Placer Dome since 1993 and has served as a director of the Board since 1987. He holds a Bachelor of Arts in Business Administration from Hillsdale College. Mr. Franklin is the President of Signalta Capital Corporation (an investment company) and serves on the boards of Toromont Industries Ltd., Call-Net Enterprises Inc. and Great Lakes Carbon LLP.	20,000 Common Shares(2) 7,010 DSUs 90,000 Options Member of the Corporate Governance, the Human Resources and Compensation and the Safety and Sustainability Committees

(PICTURE OF DAVID S. KARPIN)
	David S. Karpin, 62, of Toorak, Australia, has served on the Board of Placer Dome since 1998. He holds a Bachelor of Commerce (Honours) from the University of New South Wales and a Master of Business Administration from the University of Rochester in New York. Mr. Karpin is a Consultant and the Chairman of Melbourne Health, Magnesium International Limited and Warrnambool Cheese and Butter Ltd. He also serves on the boards of Racing Victoria Limited, Melbourne Business School Ltd., the Institute of Public Affairs Ltd. and Thoroughvision Limited.	7,500 Common Shares(3) 35,000 Options Chair of the Corporate Governance Committee and Member of the Audit Committee

(1)
These shares are held by J&R Crow Inc., of which Mr. Crow is the President, a director and a shareholder.

(2)
Of these shares, 7,127 are owned personally and 7,873 are owned by Signalta Capital Corporation of which Mr. Franklin is the President, a director and the sole shareholder. Mr. Franklin may be deemed to exercise control or direction over the remaining 5,000 shares which are held by Lesley Franklin's RRSP.

(3)
These shares are held by Mayfield Superannuation Nominees Pty. Ltd., a company of which Mr. Karpin is a director and a shareholder.

(PICTURE OF ALAN R. MCFARLAND)	Alan R. McFarland, 62, of New York, New York, USA, has served on the Board of Placer Dome since 1987. He holds a Bachelor of Arts degree in History, the Arts and Letters from Yale College and an LLB from Yale Law School. Mr. McFarland is the managing member of McFarland Dewey & Co. LLC (investment bankers) and is a director of Masonite International Corporation and a trustee of the National Constitution Center, Philadelphia.	20,444 Common Shares(4) 3,505 DSUs 10,000 Options Member of the Audit and the Human Resources and Compensation Committees
(PICTURE OF H. CLIVE MATHER)
	H. Clive Mather, 57, of Calgary, Alberta, Canada, has been the President and Chief Executive Officer of Shell Canada Limited (oil and gas company) since August 2004. Mr. Mather was the Chairman, Shell UK Limited and Head, Global Learning, Shell International Limited from 2002 to 2004, Special Adviser to Chairman, Committee of Managing Directors, Shell International Limited from 2001 to 2002, Chief Executive Officer, Shell Services International Limited from 1999 to 2001 and, prior thereto, Director International, Shell International Limited. Mr. Mather serves on the boards of Windsor Leadership Trust, Royal Anniversary Trust, Shell Canada Limited, Shell Investments Limited, Shell Chemicals Canada Limited, Shell Canada Products Limited and Shell Canada OP Inc.	Nil Common Shares Nil DSUs Nil Options
(PICTURE OF E.A. (DEE) PARKINSON MARCOUX)
	E.A. (Dee) Parkinson-Marcoux, 56, of Gibsons, British Columbia, Canada, has served on the Board of Placer Dome since 1997. She holds a Bachelor of Applied Science in Metallurgy and Mineral Processing and a Master of Business Administration (Honours), both from Queen's University. Ms. Parkinson-Marcoux is a consultant and strategic adviser for Ensyn Group Inc. and serves on the boards of Ensyn Energy Corporation, SNC Lavalin Inc., and Sustainable Development Technology Canada and is a member of the National Round Table on the Environment and the Economy.	7,500 Common Shares 3,505 DSUs 40,000 Options Chair of the Safety and Sustainability Committee
(PICTURE OF VERNON F. TAYLOR III)
	Vernon F. Taylor III, 57, of Oak Creek, Colorado, USA, has served on the Board of Placer Dome since 1987. He holds a Bachelor of Science in Mineral Engineering from Stanford University. Mr. Taylor III is Vice-Chairman, a director and a Co-Founder of Optigas Inc. (gatherer, producer and marketer of natural gas). He is also a partner with The Chart Group L.P. (investment bankers).	15,000 Common Shares 3,505 DSUs 15,000 Options Member of the Corporate Governance and the Safety and Sustainability Committees
(PICTURE OF PETER TOMSETT)
	Peter W. Tomsett, 47, of West Vancouver, British Columbia, Canada, is the President and Chief Executive Officer of the Corporation and was appointed to the Board in September, 2004. Mr. Tomsett holds a Bachelor of Engineering (Honours) in Mining Engineering from the University of New South Wales and a Master of Science (Distinction) in Mineral Production Management from the University of London.	1 Common Share 58,639 Units(5) 288,000 Options
(PICTURE OF WILLIAM G. WILSON)
	William G. Wilson, 69, of Dublin, Ireland, has served on the Board of Placer Dome since 1993. Mr. Wilson is a Chartered Accountant. He is Chairman of the board of Dundee Precious Metals Inc. (a gold and precious metals mining company).	8,000 Common Shares(6) 45,000 Options Member of the Audit and the Human Resources and Compensation Committees

(4)
10,250 of these shares are owned by a trust of which Mr. McFarland is a co-trustee.

(5)
These are units held by Mr. Tomsett under the Unit Performance Plan for senior employees. Of these units, 17,626 are vested units and are 100% redeemable upon termination of employment. 41,013 are unvested units and are redeemable only if cessation of active employment occurs due to retirement at or after age 60, or death, or termination without cause within two years of a change in control (see "Human Resources and Compensation Committee Report on Executive Compensation — Long-Term Incentives — Unit Performance Plan").

(6)
These shares are held by Merrion Ltd., a company wholly owned by Mr. Wilson.

        Additional biographical information about the current directors of the Corporation and the proposed nominees is included on the Corporation's website. Information about directors, the Board and its committees is contained in this Circular under the heading "Corporate Governance" and in "Schedule 'A', Statement of Corporate Governance Practices".

Meeting Attendance

Name	Board (11 meetings)	Audit Committee (9 meetings)	Corporate Governance Committee (4 meetings)	Human Resources and Compensation Committee (5 meetings)	Safety and Sustainability Committee (4 meetings)
G.B. Coulombe	11 of 11	—	3 of 3	—	4 of 4
J.W. Crow	11 of 11	9 of 9	—	2 of 2	—
G. Farquharson	10 of 11	—	0 of 1	3 of 3	1 of 2
R.M. Franklin	11 of 11	—	4 of 4	3 of 3	2 of 2
D.S. Karpin	11 of 11	4 of 4	3 of 3	—	2 of 2
A.R. McFarland	11 of 11	9 of 9	—	2 of 3	—
E.A. Parkinson-Marcoux	11 of 11	—	1 of 1	—	4 of 4
V.F. Taylor III	10 of 11	—	4 of 4	—	2 of 2
P.W. Tomsett	4 of 4	—	—	—	—
W.G. Wilson	11 of 11	9 of 9	—	5 of 5	—

        The Board restructured its committee memberships in May 2004. C.L. Michel replaced D.S. Karpin on the Audit Committee; G.B. Coulombe and D.S. Karpin replaced E.A. Parkinson-Marcoux and G. Farquharson on the Corporate Governance Committee; V.F. Taylor III and R.M. Franklin replaced D.S. Karpin and G. Farquharson on the Safety and Sustainability Committee; and A.R. McFarland and G. Farquharson replaced J.W. Crow and R.M. Franklin on the Human Resources and Compensation Committee.

        C.L. Michel passed away on October 19, 2004. Mr. Michel had served as a director of the Corporation since its inception and at the time of his passing was a member of the Audit Committee and the Human Resources and Compensation Committee. In November 2004, due to the passing of C.L. Michel, D.S. Karpin was appointed to the Audit Committee and R.M. Franklin was appointed to the Human Resources and Compensation Committee.

        Mr. Tomsett was appointed to the Board in September 2004. J.K. Taylor resigned as President and Chief Executive Officer and as a director of the Corporation on September 15, 2004. Mr. Taylor attended 8 of 8 Board meetings in 2004. He was not a member of any Board committees.

Compensation of Directors

        Each director (except Mr. Franklin) who is not an employee of the Corporation receives an annual retainer of US$25,000 and a per meeting fee of US$1,000 in the case of either personal attendance or telephone attendance at a meeting of the Board or a committee thereof. Any director (except Mr. Franklin) who chairs a standing committee of the Board and is not an employee also receives an annual fee of US$4,000. In circumstances where a director incurs a time commitment in addition to the time spent preparing for or attending a meeting of the Board or any of its committees, for a purpose related to the directorship such as education, or furthering the director's understanding or knowledge related to or for the benefit of the Corporation, the director is entitled to a per diem payment of US$1,000. Directors are reimbursed for expenses related to their Board activities.

        The annual director fee for the Non-Executive Chairman is $200,000. The Corporation reimburses Mr. Franklin for annual club membership fees, parking fees and benefits ($4,955, $5,520, and $5,540, respectively, in 2004).

        The following table sets out the fees paid or payable to the non-employee directors in respect of 2004. All dollar amounts are in U.S. dollars except for the amounts shown in respect of Mr. Franklin which are in CAD Dollars.

Name	Annual Retainer Fee	Committee Chair Retainer Fee(1)	Board Attendance Fee		Committee Attendance Fee	Additional Directors' Fees(2)	Total Fees Paid(3)
G.B. Coulombe	$25,000	$1,369	$11,000		$7,000	$9,000	$53,369
J.W. Crow	25,000	2,615	11,000		11,000	9,500	59,115
G. Farquharson	25,000	2,631	10,000		4,000	30,000	71,631
R.M. Franklin	200,000	n/a	n/a		n/a	n/a	200,000
D.S. Karpin	25,000	2,631	16,000	(4)	9,000	11,000	63,631
A.R. McFarland	25,000	1,385	11,000		11,000	n/a	48,385
C.L. Michel(5)	19,973	1,369	9,000		6,000	n/a	36,342
E.A. Parkinson-Marcoux	25,000	2,631	11,000		5,000	25,000	68,631
V.F. Taylor III	25,000	1,369	10,000		6,000	6,000	48,369
W.G. Wilson	25,000	n/a	11,000		14,000	3,000	53,000

(1)
The chair of each of the committees changed in May of 2004. These amounts represent the fees received by the committee chair on a pro-rated basis.

(2)
Fees paid or payable in respect of additional time spent by a director for a purpose related to the directorship such as education, or furthering the director's understanding or knowledge related to or for the benefit of the Corporation. In 2004 a special committee composed of Messrs. Crow, Farquharson, Franklin and Karpin and Ms. Parkinson-Marcoux was formed in connection with the Chief Executive Officer search process. Mr. Wilson was also requested by the special committee to participate in the identification and recruitment of the Chief Executive Officer. Additional directors' fees were paid to each of these directors (except for Mr. Franklin) relative to the additional time commitment.

(3)
See "Deferred Share Units" for information with respect to the Corporation's Deferred Share Unit Plan and Deferred Share Unit alternative compensation arrangements with Messrs. Karpin and Wilson.

(4)
An additional fee of US$1,000 per meeting attended in North America, up to five meetings per year, is paid to Mr. Karpin, who resides in Australia, in recognition of the additional travel commitment.

(5)
Mr. Michel passed away on October 19, 2004. On November 18, 2004, the Corporation paid to the estate of Mr. Michel US$34,950 (after statutory deductions) in full payment of his entitlement pursuant to the Deferred Share Unit Plan.

Stock Options

        In 2003 the Board suspended grants of options under the Corporation's 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Directors continue to hold options that have been granted to them previously under the Directors' Plan. The vesting and exercise criteria of the options remain unchanged. Prior to its suspension, the Directors' Plan provided that, as of the date of each annual meeting of the shareholders of the Corporation, each non-employee director (other than the Chairman) was granted options to purchase 5,000 Common Shares and the Chairman was granted options to purchase 10,000 Common Shares. Non-employee directors who became directors after the commencement of the Directors' Plan received an initial grant of options to purchase 10,000 Common Shares. The exercise price of the options granted to directors, if expressed in Canadian dollars, was the closing board lot sale price per Common Share on the Toronto Stock Exchange (the "TSX") on the last trading day preceding the date of grant. The exercise price of options, if expressed in United States dollars, was the closing board lot sale price per Common Share on the New York Stock Exchange (the "NYSE") on the last trading day preceding the date of grant. All options granted under the Directors' Plan became fully exercisable one year after the date of grant. The maximum term of each option was ten years. Pursuant to the Directors' Plan, options may not be transferred, and may be exercised only by the Optionee or the Optionee's legal representative. Options expire ninety (90) days after an Optionee ceases to be a director for any reason except death, disability or retirement. If an Optionee ceases to be a director by virtue of retirement or disability while holding an option, such Optionee may at any time prior to the earlier of the expiration of ten years from the date of grant of the option and five years from the date of retirement or disability, exercise the option. If an Optionee dies holding an option which has not been fully exercised, the Optionee's executors, administrators or legal representatives may at any time prior to the earliest of (a) expiration of sixty (60) days from the grant of letters probate of the will or letters of administration of the Optionee's estate; (b) the expiration of one year from the date of death; or (c) the normal expiry date of the option; exercise the option.

        The Board may alter, suspend or discontinue the Directors' Plan, but may not, without the approval of the shareholders of the Corporation, make any alteration which would (a) increase the aggregate number of Common Shares subject to option under the Directors' Plan or eligible for issuance to any person, except as required in the opinion of the Board for any changes to share capital, (b) decrease the option price, except as required in the opinion of the Board for any changes to share capital, or (c) change the requirements as to the class of persons eligible to receive options under the Directors' Plan.

Deferred Share Units

        Non-employee directors of the Corporation resident in Canada and the United States are eligible to participate in the Corporation's Deferred Share Unit Plan for directors (the "DSU Plan"). Effective January 1, 2004, the DSU Plan provides for an annual grant (awarded quarterly) of 7,000 deferred share units to the Non-Executive Chairman of the Board and 3,500 deferred share units to each of the other directors eligible to participate in the DSU Plan (other than the Non-Executive Chairman). Eligible directors also have the right to elect, once each calendar year, to receive their annual retainer fee in the form of (i) deferred share units, (ii) cash, or (iii) a combination of deferred share units and cash. Dividend equivalents will be credited to a participant's account in the form of additional deferred share units as of each payment date in respect of which cash dividends are paid on Common Shares. A participant in the DSU Plan cannot convert deferred share units to cash until the director ceases to be a member of the Board. The Corporation entered into alternative compensation arrangements with non-employee directors who were not eligible to participate in the DSU Plan. Pursuant to the alternative compensation arrangements, the non-participating directors receive from the Corporation a cash payment equivalent to the value of the annual grant (awarded quarterly) of deferred share units that the director would have otherwise been entitled to receive if the director was a participant in the DSU Plan. The terms of the alternative compensation arrangement agreement include a covenant by the director to apply, on a timely basis, all proceeds received by them pursuant to the arrangement, on an after tax basis, to the purchase of Common Shares of the Corporation and promptly to inform the Secretary in writing of the details of the Common Shares purchased. Directors are also required to hold all Common Shares purchased under the alternative compensation arrangement until such time as they cease to be a member of the Board, and to comply with all applicable securities laws and the Corporation's policies in respect of the purchase and sale of any Common Shares. In 2004, each of Messrs. Karpin and Wilson received US$62,209 pursuant to the alternative compensation arrangement. Mr. Karpin purchased 2,500 Common Shares and Mr. Wilson purchased 3,000 Common Shares pursuant to the terms of the arrangement.

Share Ownership

        The Board established share ownership guidelines for the non-management directors. Share ownership guidelines are contained in the Corporation's Corporate Governance Guidelines and require the non-management directors to own and hold a minimum of 7,500 Common Shares of the Corporation or equivalent units acquired under the DSU Plan. All of the Corporation's non-management directors hold a minimum of 7,500 Common Shares or share equivalents. New non-management nominees to the Board of directors are expected to own 7,500 Common Shares or share equivalents within two years of the date of appointment.

Interest of Informed Persons in Material Transactions

        None of the Corporation's directors or officers, the Corporation's proposed directors, nor any of their associates has had any direct or indirect material interest, since the beginning of the Corporation's last completed financial year, in respect of any transaction that has materially affected or will materially affect the Corporation or any of its subsidiaries.

Additional Disclosure Relating to the Directors

        To the best of the Corporation's knowledge, having made due inquiry, no director or executive officer of the Corporation is or has been in the last 10 years, a director or executive officer of another issuer that, while that person was acting in that capacity, (a) was the subject of a cease trade or similar order, or an order that denied the other issuer access to any exemptions under Canadian securities legislation for a period of more than thirty (30) consecutive days, or (b) was subject to an event that resulted, after that person ceased to be a director or executive officer, in the issuer being the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under Canadian Securities legislation for a period of more than thirty (30) consecutive days, or (c) within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except for the following: Mr. G. Bernard Coulombe was the President and Chief Executive Officer of Mine Jeffrey Inc., a company that made an arrangement with creditors within a year of his ceasing to act as President and Chief Executive Officer of that company. The arrangement with creditors was approved by the Superior Court of the Province of Quebec, Canada on December 20, 2004, Mr. Coulombe returned to Mine Jeffrey Inc. as President and Chief Executive Officer on December 21, 2004. Ms. Edythe A. Parkinson-Marcoux was a director of Southern Pacific Petroleum, a company listed on the Australian Stock Exchange, when receivership proceedings were initiated by its major secured creditor on December 2, 2003.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

        The Corporation maintains a combined Directors' & Officers' Liability and Corporation Reimbursement Insurance Policy covering a period of one year from September 30, 2004 (the "Policy Year") with a limit on liability of US$100,000,000 per policy year to cover the directors and officers of the Corporation and its subsidiaries, individually and as a group, and to cover the Corporation's subsidiaries for their liability to indemnify their respective directors and officers pursuant to their by-laws. In respect of the Corporation Reimbursement Insurance, the insured company would bear the first US$1,000,000 of any loss, except in the case of losses arising in connection with U.S. securities related claims where the insured company would bear the first US$2,000,000 of any loss.

        The Corporation paid an aggregate premium of US$1,631,175 for such insurance for the Policy Year.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth, for the periods indicated, information concerning compensation earned during such periods by each individual who served as the Corporation's Chief Executive Officer during 2004, the Chief Financial Officer and the Corporation's three other most highly compensated executive officers who were serving as executive officers on December 31, 2004 (collectively the "Named Executive Officers").

SUMMARY COMPENSATION TABLE(1)

					Long-Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Year	Salary ($)	Bonus(2)(6) ($)	Other Annual Compensation(3) ($)	Securities Under Options/SARs Granted(4) (#)	All Other Compensation(5) ($)
P.W. TOMSETT	2004	478,710	353,285	78,103	77,900	5,935
President and Chief Executive Officer	2003	307,833	180,656	59,551	86,400	5,112
	2002	206,330	182,174	54,152	34,850	3,821
R.J. MCLENNAN	2004	343,450	168,848	—	69,600	8,279
Executive Vice-President	2003	306,814	219,765	—	74,600	4,053
and Chief Financial Officer	2002	262,370	146,469	—	42,350	7,091
G.A. HANDLEY	2004	331,156	177,446	—	69,000	17,506
Executive Vice-President,	2003	292,544	220,478	—	86,300	12,304
Strategic Development	2002	245,176	181,494	—	43,050	9,703
W.M. HAYES	2004	322,361	202,038	39,118	73,500	15,419
Executive Vice-President,	2003	312,290	262,000	37,200	85,900	17,226
Project Development and Corporate Relations	2002	283,000	175,000	37,200	42,100	4,861
J.D. ROSE	2004	280,446	174,157	—	59,400	22,328
Executive Vice-President,	2003	242,597	195,505	—	71,300	18,125
Secretary and General Counsel	2002	202,509	149,653	—	31,900	13,670
J.K. TAYLOR	2004	806,761	461,007	—	372,200	59,699
Former President and	2003	713,521	656,440	—	500,000	160,087
Chief Executive Officer	2002	534,930	541,298	—	228,500	123,732

(1)
All dollar amounts in the Summary Compensation Table are in United States dollars. All compensation is paid in Canadian dollars. Mr. Hayes was paid in United States dollars until November 2004; Mr. Tomsett was paid in Australian dollars until September 2004. The United States/Canadian dollar rates of exchange used for conversion are: 2004 — 1.3015, 2003 — 1.4015, 2002 — 1.5703. The United States/Australian dollar rates of exchange used for conversion are: 2004 — 1.3578, 2003 — 1.5333, 2002 — 1.8389.

(2)
This compensation is determined pursuant to the Corporation's Executive Annual Incentive Plan and, except within this Summary Compensation Table, is referred to in this Circular as "variable compensation". In lieu of payment, one third of the total variable compensation of Messrs. Tomsett, McLennan, Handley, Hayes and Rose was replaced by units under the terms of the Corporation's Unit Performance Plan described below (see "Human Resources and Compensation Committee Report on Executive Compensation — Long-Term Incentives — Unit Performance Plan").

(3)
For Mr. Tomsett, the amounts shown represent the dollar value of perquisites and personal benefits received by Mr. Tomsett in connection with his international employment status (including a car allowance in the amounts of US$57,605 for 2004, US$48,563 for 2003 and US$40,492 for 2002) and the dollar value of imputed interest benefits (US$12,276 for 2004, US$10,988 for 2003 and US$10,941 for 2002) from an interest-free housing loan granted to him by a subsidiary of the Corporation prior to the enactment of the Sarbanes-Oxley Act of 2002. For Mr. Hayes, the amounts shown are the dollar value of perquisites and personal benefits received by Mr. Hayes in connection with his international employment status (including housing benefits in the amount of US$37,942 for 2004 and consisting solely of housing benefits in 2003 and 2002, respectively). In accordance with applicable securities legislation, perquisites and other personal benefits that in the aggregate do not exceed the lesser of CAD$50,000 or 10% of the total of the annual salary and bonus for any Named Executive Officer are not reported.

(4)
All awards are stock options.

(5)
The amounts shown consist of, except in the case of Mr. Tomsett, who was not a member of an employee stock purchase plan in 2004 (See "Employee Stock Purchase Plans" below), matching contributions by the Corporation to an employee stock purchase plan or, in the case of Mr. Hayes, a 401(k) Retirement Savings Plan (for 2004: Mr. McLennan: US$499, Mr. Handley: US$9,934, Mr. Hayes: US$9,160; Mr. Rose: US$14,729 and Mr. Taylor: US$42,816). The amount also consists of the dollar value of units granted by the Corporation in respect of "dividend equivalents" earned on units under the Unit Performance Plan (for 2004: Mr. Tomsett: US$5,935, Mr. McLennan: US$4,508, Mr. Handley: US$4,451; Mr. Hayes: US$5,434; Mr. Rose: US$4,872 and Mr. Taylor: US$13,459) (see "Human Resources and Compensation Committee Report on Executive Compensation — Long-Term Incentives — Unit Performance Plan") and, except in the case of Mr. Tomsett, amounts paid by the Corporation in respect of term life insurance premiums (for 2004: Mr. McLennan: US$3,271, Mr. Handley: US$3,118, Mr. Hayes: US$825, Mr. Rose: US$2,726 and Mr. Taylor: US$3,423).

(6)
For Mr. Taylor, the amounts shown for 2003 and 2002 represent Mr. Taylor's total variable compensation less US$107,028 and US$95,523, respectively, which amounts were contributed to Mr. Taylor's supplemental retirement benefit arrangement (see "Human Resources and Compensation Committee Report on Executive Compensation — Other Compensation — CEO's Compensation").

Long-Term Incentive Plan Awards Table

        The following table sets forth the number of units awarded in respect of 2004 to Named Executive Officers under the Corporation's Unit Performance Plan (see "Human Resources and Compensation Committee Report on Executive Compensation — Long-Term Incentives — Unit Performance Plan").

LONG-TERM INCENTIVE PLANS — AWARDS IN
MOST RECENTLY COMPLETED FINANCIAL YEAR

Name	Securities, Units or Other Rights (#)		Performance or Other Period Until Maturation or Payout(1)
P.W. TOMSETT	7,056	(2)	Retirement
R.J. MCLENNAN	3,372	(2)	Retirement
G.A. HANDLEY	3,544	(2)	Retirement
W.M. HAYES	4,035	(2)	Retirement
J.D. ROSE	3,478	(2)	Retirement
J.K. TAYLOR	Nil		Retirement

(1)
Members of the Corporation's Unit Performance Plan are also entitled to redeem units if a member is terminated without cause within two years after a change in control of the Corporation, and upon cessation of active employment due to death.

(2)
These units were granted by the Corporation to match the number of units converted by the Named Executive Officer from the first one third of his 2004 variable compensation (see "Summary Compensation Table"). Each unit has a value of $21.72, being the average closing sale price per Common Share in Canadian dollars on the TSX for the month of January 2005.

Pension Plans

        During 2004, four of the Named Executive Officers were covered by the Placer Dome Inc. Executive Retirement Plan (the "Executive Plan"). Mr. Hayes was covered in 2004 by the Retirement Plan for Salaried Employees of Placer Dome U.S. Inc. (the "U.S. Plan"), which covers employees of Placer Dome U.S. Inc. Mr. Tomsett was covered in 2004 by the Placer Executive Superannuation Fund (the "PDAP Plan"), which covers certain executive employees of Placer Dome Asia Pacific Limited.

Executive Plan

        The Named Executive Officers are not required to make contributions to the Executive Plan. The amount of pension payable under the Executive Plan is determined as 2% of final average earnings ("FAE") multiplied by the total number of years of credited service to a maximum of 35. FAE are defined as the average annual earnings during the 36 consecutive months within the last ten years of employment in which such earnings are highest. Earnings for pension purposes include base salary and payments under the Corporation's Executive Annual Incentive Plan. The Executive Plan benefits are subject to a ceiling imposed by Canadian Income Tax regulations of $2,000 of annual pension for each year of credited service. Pensions are not integrated with or reduced by Canada Pension Plan payments. Under the Executive Plan, 65% of the pension payable to a retired member is payable for life to the member's surviving spouse upon the member's death.

U.S. Plan

        The Named Executive Officer covered by the U.S. Plan was not required to make contributions to the U.S. Plan. The amount of pension payable under the U.S. Plan is 2% of FAE multiplied by the total number of years of credited service up to a maximum of 35 years plus past service credit, if any, less an offset for Social Security benefits. FAE are defined as the average annual earnings during the five years in which such earnings are highest. Earnings for the purposes of this pension plan include base salary and any overtime payments. There is an annual benefit limitation for participants as set forth in Section 415 of the U.S. Internal Revenue Code.

PDAP Plan

        The Named Executive Officer who is covered by the PDAP Plan is not required to make contributions to the PDAP Plan. The amount of benefit payable under the PDAP Plan is defined in terms of a lump sum payment upon retirement equal to 22.5% multiplied by FAE multiplied by the total number of years of credited service. FAE are defined as the average annual salary on the three review dates immediately preceding termination of service or attainment of normal retirement age. Salary includes base salary only.

Supplementary Income Agreements

        During 2004, individual agreements were in force between the Corporation and all Named Executive Officers. Under these agreements pension supplements are payable. The amount of the pension supplement is the difference between the amounts of pension payable under the pension plans of the Corporation and its subsidiaries, or the actuarial equivalents thereof, and an amount calculated in accordance with the Executive Plan formula but assuming no ceiling on the annual pension for any year of credited service. The agreements provide that in the event of the death of the Named Executive Officer prior to retirement under the Executive Plan, the death benefit paid to the spouse of the Named Executive Officer will be that benefit required, if any, so that the total value of death benefits from all the pension programs of the Corporation and its subsidiaries will equal 65% of the commuted value of the total pension benefits earned by the Named Executive Officer at the date of death under all the pension programs of the Corporation and its subsidiaries.

PENSION PLAN TABLE (1)

	Years of Service
Pensionable Earnings ($)
	5	10	15	20	25	30	35
125,000	$12,500	$25,000	$37,500	$50,000	$62,500	$75,000	$87,500
150,000	15,000	30,000	45,000	60,000	75,000	90,000	105,000
175,000	17,500	35,000	52,500	70,000	87,500	105,000	122,500
200,000	20,000	40,000	60,000	80,000	100,000	120,000	140,000
225,000	22,500	45,000	67,500	90,000	112,500	135,000	157,500
250,000	25,000	50,000	75,000	100,000	125,000	150,000	175,000
300,000	30,000	60,000	90,000	120,000	150,000	180,000	210,000
400,000	40,000	80,000	120,000	160,000	200,000	240,000	280,000
500,000	50,000	100,000	150,000	200,000	250,000	300,000	350,000
600,000	60,000	120,000	180,000	240,000	300,000	360,000	420,000
700,000	70,000	140,000	210,000	280,000	350,000	420,000	490,000
800,000	80,000	160,000	240,000	320,000	400,000	480,000	560,000
900,000	90,000	180,000	270,000	360,000	450,000	540,000	630,000
1,000,000	100,000	200,000	300,000	400,000	500,000	600,000	700,000
1,100,000	110,000	220,000	330,000	440,000	550,000	660,000	770,000
1,200,000	120,000	240,000	360,000	480,000	600,000	720,000	840,000
1,300,000	130,000	260,000	390,000	520,000	650,000	780,000	910,000
1,400,000	140,000	280,000	420,000	560,000	700,000	840,000	980,000
1,500,000	150,000	300,000	450,000	600,000	750,000	900,000	1,050,000

(1)
All dollar amounts in the Pension Plan Table are in United States dollars.

        The table above illustrates the annual pension for a Named Executive Officer payable under the combination of the pension plans of the Corporation or its subsidiaries and the individual Supplemental Income Agreements assuming retirement at age 65 as of December 31, 2004. The 2004 level of earnings for pension purposes and number of years of pensionable service to December 31, 2004 and projected to age 65 with respect to the Named Executive Officers are:

SERVICE AND EARNINGS TABLE

	Years of Pensionable Service
Name					2004 Pensionable Earnings(1)
	to December 31, 2004		to 65
P.W. TOMSETT	4.75	(2)	22.75	(2)	$831,995
R.J. MCLENNAN	11.33	(3)	23.33		$512,298
G.A. HANDLEY	23.33		33.50		$508,602
W.M. HAYES	17.00		22.08		$517,595
J.D. ROSE	7.83		15.75		$454,603
J.K. TAYLOR	32.25		32.50	(4)	$1,267,768

(1)
In United States dollars.

(2)
Mr. Tomsett's service prior to April 1, 2000 is not covered by a Supplementary Income Agreement and his entitlement for service prior to that date is under the PDAP Plan only, which will provide a benefit in addition to the benefit to come from his pensionable service under the Supplementary Income Agreement. The period of Mr. Tomsett's service covered by the PDAP Plan prior to April 1, 2000 is 13.75 years and is not included in the above table.

(3)
Of Mr. McLennan's credited service, a period of 0.58 years is subject to a formula calculated on base salary only.

(4)
To March 31, 2005, Mr. Taylor's expected retirement date.

        Mr. Tomsett's current base salary is disclosed under the heading "CEO's Compensation".

        The following estimated pension service costs, accrued pension obligations and annual pension benefits under the pension plans of the Corporation and its subsidiaries and the Supplemental Income Agreements are being provided by the Corporation on a voluntary basis.

EXECUTIVE RETIREMENT INCOME VALUE DISCLOSURE (1)

Name	2004 Service Costs ($)(2)	Accrued Obligations at December 31, 2004 ($)(3)	Annual Pension Benefits Payable at Age 65 ($)(4)
P.W. TOMSETT	177,000	2,098,000	682,000
R.J. MCLENNAN	93,000	1,027,000	240,000
G.A. HANDLEY	94,000	1,637,000	260,000
W.M. HAYES	118,000	2,003,000	246,000
J.D. ROSE	83,000	652,000	133,000
J.K. TAYLOR	319,000	10,294,000	753,000

(1)
Amounts shown are based on the pension benefits under the current terms of the pension plans of the Corporation and its subsidiaries as well as under the Supplementary Income Agreements. With respect to benefits provided by the PDAP Plan the lump sum entitlements at age 65 have been converted to equivalent pension benefits by applying the same actuarial assumptions as those used to determine year-end pension plan liabilities disclosed in the notes to the 2004 consolidated financial statements. Amounts are in United States dollars.

(2)
Service cost is the value of the projected pension earned for pensionable service in 2004. The value has been determined using the same actuarial assumptions (including assumptions regarding future salary adjustments) as those used to determine the year-end pension plan obligations disclosed in the notes to the 2004 consolidated financial statements and may not be directly comparable to similar estimates of pension obligations that may be disclosed by other corporations.

(3)
Accrued obligations are the actuarial value of projected obligations for service to December 31, 2004. The value has been determined using the same actuarial assumptions (including assumptions regarding future salary adjustments) as those used to determine the year-end pension plan liabilities disclosed in the notes to the 2004 consolidated financial statements and may not be directly comparable to similar estimates of pension obligations that may be disclosed by other corporations.

(4)
Amounts in this column are based on the assumed continuation of salary at the current level and the payment of short-term incentives at current targets. Mr. Taylor's estimated pension assumes retirement commences on April 1, 2005. With respect to Mr. Handley the estimated benefit shown has been reduced by an amount reflecting the payment made to Mr. Handley from the PDAP Plan upon his transfer to Canada in 1993.

Employee Stock Purchase Plan

        Under the Placer Dome Inc. Employee Stock Purchase Plan ("ESPP"), eligible employees may contribute up to 6% of base salary, including payments under a senior executive compensation plan, and the Corporation then pays an amount equal to one half the amount contributed by the employee. Amounts contributed by both the employee and the Corporation are applied on a regular basis towards the purchase of Common Shares. Such Common Shares are purchased on the secondary market by a trustee acting on behalf of the employee. A person ceases to be a member in the ESPP when the person ceases to be an employee for any reason (including retirement, death, and permanent disability) unless the person becomes an employee of one of the Corporation's subsidiaries entitled to participate in the ESPP or is on leave. A person shall cease to be a member of the ESPP if a judgment, garnishment or other court order affecting the employee is levied against the Corporation, the member is legally adjudged incompetent, or becomes bankrupt. A person may terminate his or her membership in the ESPP. Membership shall also cease if a Participating Subsidiary ceases to participate in the ESPP or the ESPP terminates or is terminated.

Stock Options and Stock Appreciation Rights Plans

        The Placer Dome 1987 Stock Option Plan (the "1987 Plan") provides for the issuance of Common Shares and the granting of stock appreciation rights ("SARs"). Options and related SARs are available to employees of the Corporation and its subsidiary companies. No SARs are outstanding under the 1987 Plan.

        In February 2005, the Board, with the consent of the TSX, amended the 1987 Plan so as to place the primary responsibility for granting options with the unrelated members of the Board as a whole, rather than the Human Resources and Compensation Committee. The 1987 Plan was also amended to provide that the exercise price of an option shall be expressed in U.S. dollars if a currency determination is not made by the Board at the time of the grant. The exercise price of options, if expressed in Canadian dollars, is the price per Common Share of the last board lot sale of such shares on the TSX on the trading date immediately preceding the date the option is granted. The exercise price of options, if expressed in United States dollars, is the price per Common Share of the last board lot sale of such shares on the NYSE on the trading day immediately preceding the date the option is granted. The maximum term of each option and SAR is ten (10) years. Unless permitted by the Human Resources and Compensation Committee and the TSX, no option or SAR is assignable or transferable otherwise than by will or by the laws governing the devolution of property in the event of death. The maximum number of Common Shares which may be reserved for issuance to any employee is 5% of the Corporation's issuable Common Shares; the maximum number of Common Shares reserved for issuance to insiders of the Corporation and their associates, when taken together with the number of Common Shares issued under the Corporation's other share compensation arrangements, shall not exceed 10% of the issuable Common Shares; and the maximum number of Common Shares issued to insiders under the 1987 Plan in any one year period, when taken together with the number of Common Shares issued to such insider under the Corporation's other compensation arrangements, shall not exceed 10% of the issuable Common Shares for all such insiders in the aggregate and, in the case of any one insider or his or her associates, shall not exceed 5% of the issuable Common Shares. Upon termination of employment for any reason except death, retirement or disability an Optionee may, at any time within ninety (90) days (or such longer period, not exceeding five (5) years as the Human Resources and Compensation Committee may allow) after the date of termination but not later than the date of expiration of the option, exercise the option to the extent the employee was entitled to do so on the date of termination. Any option or portion of options of terminated employees not so exercised shall terminate, and shall again be available for future options under the 1987 Plan. If an Optionee who is employed by the Corporation or whose employment has been terminated by retirement or disability shall die holding an option which has not been fully exercised, such option shall immediately vest and become exercisable and the executors, administrators or legal personal representatives of the Optionee may at any time within sixty (60) days of the grant of letters probate of the will or letters of administration of the estate of the decedent or within one (1) year after the date of death, whichever is the least time (but in no event later than the normal expiry of the option) exercise the option. If an Optionee is terminated due to permanent disability, or retires (or terminates employment with the consent of the Board under circumstances equating to retirement), all options held by the Optionee shall immediately vest and be exercisable at any time during the unexpired term of the option.

        The 1987 Plan provides that the Board may, subject to regulatory approval, from time to time amend, suspend, or terminate the 1987 Plan in whole or in part; provided that the Board may not make certain amendments, such as (i) the increase in the number of Common Shares available for options under the 1987 Plan; (ii) a reduction in the exercise price of any option to a price that is less than the exercise price or otherwise materially increases the benefits accruing to employees under the 1987 Plan; (iii) modify the requirements as to eligibility for participation in the 1987 Plan; and (iv) withdraw the administration of the 1987 Plan and/or any option granted under the 1987 Plan from a committee consisting of three or more outside directors, a majority of whom are unrelated directors as that term is defined by the rules and policies of the TSX, without approval of a majority of the shareholders present and voting in person or by proxy at a meeting of shareholders of the Corporation duly called for such purpose.

        Options granted under the 1987 Plan typically become exercisable in three cumulative installments on each of the first through third anniversary dates of the date of grant. Until February 2002 to encourage employee share ownership a limited number of options were granted to employees who held shares continuously for two years on the basis of fifty incentive options for each fifty shares owned. Vesting of these options was conditional on the employee retaining ownership during the two year period following the grant.

OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

Name	Securities Under Options/SARs Granted(1)(2)	% of Total Options/SARs Granted to Employees in 2004	Exercise or Base Price ($/Security)(3)	Market Value of Securities Underlying Options/SARs on the Date of Grant ($/Security)	Expiration Date
P.W. TOMSETT	67,900	2.22%	16.42	16.42	February 26, 2014
	10,000	0.33%	17.09	17.09	September 15, 2014
R.J. MCLENNAN	69,600	2.28%	16.42	16.42	February 26, 2014
G.A. HANDLEY	69,000	2.26%	16.42	16.42	February 26, 2014
W.M. HAYES	73,500	2.41%	16.42	16.42	February 26, 2014
J.D. ROSE	59,400	1.94%	16.42	16.42	February 26, 2014
J.K. TAYLOR	372,200	12.19%	16.42	16.42	February 26, 2014

(1)
All option awards for 2004 were granted for Common Shares.

(2)
The first one third of these awards become exercisable after one year, the second one third after two years, and the final one third after three years.

(3)
Based on the Common Share price on the NYSE. All dollar amounts in this table are in United States dollars.

AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(2)	Unexercised Options/SARs at December 31, 2004(1) (#) Exercisable/Unexercisable		Value of Unexercised in-the- Money Options/SARs at December 31, 2004 ($)(2)(3) Exercisable/Unexercisable
P.W. TOMSETT	13,000	147,030	140,883	147,117	1,078,423	898,825
R.J. MCLENNAN	171,367	1,202,928	33,600	133,350	Nil	820,369
G.A. HANDLEY	102,200	975,001	91,332	139,618	542,682	900,960
W.M. HAYES	209,484	1,572,542	122,982	144,784	835,761	908,904
J.D. ROSE	38,050	468,020	143,866	117,334	784,415	740,268
J.K. TAYLOR	147,200	1,595,909	925,216	774,784	7,030,766	5,032,793

(1)
There were no SARs at December 31, 2004.

(2)
Dollar amounts are in Canadian dollars.

(3)
The closing board lot sale price of Common Shares on the TSX on December 31, 2004 was $22.58.

Executive Annual Incentive Plan

        All the Named Executive Officers, with the exception of Mr. Taylor, are members of the Executive Annual Incentive Plan. This Plan provides for the granting of variable compensation to individual executive officers if specified goals are achieved. The amount of an individual Named Executive Officer's variable compensation (except for the Chief Executive Officer) is determined on the basis of corporate, regional/functional, and individual performance in relation to the specified goals. Variable compensation for the Chief Executive Officer is determined on the basis of corporate and individual performance. All the specified goals applicable to the President and Chief Executive Officer and the corporate goals applicable to the Named Executive Officers are reviewed by the Human Resources and Compensation Committee of the Board. The President and Chief Executive Officer establishes the other goals applicable to the individual Named Executive Officers.

Employment Agreements

        All the Named Executive Officers currently employed by the Corporation and/or a subsidiary of the Corporation have agreements with the Corporation in respect of their employment. The base salary amounts payable under these employment agreements (the "Employment Agreements") are adjusted annually by such amount, if any, as the Board determines following annual reviews. The Employment Agreements contain certain restrictions on the employment of the Named Executive Officers in the gold mining industry for twelve months after the termination of employment.

        The provisions of the Employment Agreements with the Named Executive Officers include the following:

        Each expire on the occurrence of the earliest of the following:

  (i)
  the employee attaining the age of 65 years;

  (ii)
  the resignation of the employee;

  (iii)
  the Corporation terminating the employee's employment for just cause; and

  (iv)
  the Corporation giving written notice to the employee of the termination of his employment.

        The terms of the Employment Agreements for each Named Executive Officer provide that if the employment of the Named Executive Officer is terminated by the Corporation, for other than just cause, the Corporation will pay to him an amount equal to twice his current annual base salary plus an amount equal to the previous two years' variable compensation payments. The Named Executive Officer will also be reimbursed up to $10,000 for relocation, financial counselling and tax planning services.

        The Employment Agreements provide that if a Named Executive Officer's employment is terminated (including resignation in certain "circumstances") within two years after a change in control of the Corporation, the Named Executive Officer is entitled to a severance payment equal to 1.5 times the general severance amount he would be entitled to as indicated above. In addition, the Named Executive Officer's stock options vest immediately. The severance payment is reduced proportionately if employment is terminated within two years of the normal retirement date (age 65). A "change in control" includes an event that results in one group owning 20% or more of the voting shares of the Corporation or an entity resulting from a merger or other transaction. The circumstances in which a resignation would entitle the Named Executive Officer to the severance payment include resignation following an adverse change in the position, compensation or responsibilities of the Named Executive Officer, and/or a fundamental change in the nature of the business of the Corporation.

REPORT ON EXECUTIVE COMPENSATION

Composition of the Human Resources and Compensation Committee

        The Human Resources and Compensation Committee is composed of four independent directors, G. Farquharson (Chairman), R.M. Franklin, A.R. McFarland and W.G. Wilson. Mr. Franklin is the Non-Executive Chairman of the Board. In May 2004 A.R. McFarland and G. Farquharson replaced J.W. Crow and R.M. Franklin on the Committee. Later in the year, R.M. Franklin was re-appointed to the Committee following the death of C.L. Michel.

Human Resources and Compensation Committee Report on Executive Compensation

        The Corporation's compensation policy for all executive officers is to target, on average, the 50th percentile of a sample of North American mining/resource companies and/or the 75th percentile of a sample of Canadian large-cap companies with a check on a peer group of gold producers. Comparisons are made on a basis that recognizes company size and job scope. Performance is recognized through variable compensation and long-term incentives.

        The Human Resources and Compensation Committee reviews executive officer base salaries annually using the comparator group and other relevant competitive data as input. The services of independent consultants are used to provide data and analysis.

Executive Compensation — Objectives

        The objectives of the executive compensation strategy are as follows:

  1.
  To attract and retain talented and effective individuals to lead those functions that are important to the Corporation's success;

  2.
  To encourage and recognize high levels of performance by linking achievement of specific goals with incentive compensation; and

  3.
  To establish a clear linkage between long-term executive compensation and the interests of the Corporation and its shareholders.

Executive Compensation — Structure

        The Corporation's executive compensation program has four components:

  •
  Base salary

  •
  Variable compensation

  •
  Long-term incentives

    — Stock option grants

    — Unit Performance Plan

  •
  Benefits

1.
Base Salary

        The Committee reviews executive officer base salaries annually using the comparator groups (see above) and other relevant competitive data as input. The services of independent consultants are used to provide data and analysis. As of the Committee's latest review, base salaries were generally consistent with this philosophy.

2.
Variable Compensation

        Along with the establishment of competitive salary structures and long-term incentives, one of the objectives of the executive compensation strategy is to encourage and recognize high levels of performance by linking achievement of specific goals with variable compensation.

        The variable compensation opportunity is established and adjusted, as required, to remain competitive with the Corporation's comparator group of North American mining/resource companies and Canadian large-cap companies. Target opportunities range from 35% to 75% of base salary for the executive group. Variable compensation for executive officers is determined on the basis of corporate, regional/functional, and individual performance. Variable compensation for the Chief Executive Officer is determined on the basis of corporate and individual performance. While all the elements are important, corporate performance is considered to be the most critical, and the program is designed to highlight this.

        The relative importance of these factors varies with the position, to reflect the influence or leverage that the individual executive has on corporate and regional/functional performance. The weightings are 50%/25%/25% (Executive Vice-Presidents and Senior Vice-Presidents), and 40%/30%/30% (Vice-Presidents) for corporate, regional/functional, and individual performance, respectively. The variable compensation for two of the Corporation's Vice-Presidents is determined with reference to the Executive/Senior Vice-President weightings. The weightings for the Chief Executive Officer are 80%/20% for corporate and individual performance, respectively.

        The awards for corporate, regional/functional, and individual performance can vary from 0% to 150%. In addition, the individual performance rating is also applied as an overall multiplier and can vary from 0% to 150%.

        Corporate performance measures for 2004 were Return on Net Assets, Net Asset Value per share, Cash Flow from Operations, Operating Earnings and Production, as well as a number of strategic quantifiable objectives related to increasing reserves, safety, project and property development and relative share price performance. If Return on Net Assets is negative for the year, the corporate performance factor is reduced to zero for all executive officers.

        For 2004, the awards for the corporate performance measures ranged from 20% to 142% of target.

        The individual performance ratings for the executive group ranged from 100% to 125%.

3.
Long-Term Incentives

(i)
Stock Option Grants

    Stock option grants provide a mechanism to link long-term compensation to Common Share price performance.

    In 2004 the option grant value provided to the executives under the Standard Stock Option Grant Program was based on a Black-Scholes valuation of the option. The value targets for executives range from 60% to 200% of salary. Generally, these market competitive target levels are adjusted by (i) an individual performance factor ranging from 0% to 150% and (ii) an Adjusted Reserve Profit factor.

    Adjusted Reserve Profit (ARP) is designed to reflect value and is used as a proxy for the net asset value of the gold mining assets. Factors included in the ARP calculation include estimates of proven and probable gold reserves, the gold price at which mine plans are prepared, estimates of future cash production cost per ounce and future capital cost per ounce, and net value of other non-gold mining assets.

    In 2004, options were also granted to certain individuals who assumed new management positions. In each such case the grant was a fixed number of options, not adjusted for performance or ARP factors. For option grants approved to date in 2005, the option value was determined using a Black-Scholes method assuming an expected option life of approximately five years, with grants to each individual adjusted by a performance factor, and no ARP adjustment. The Human Resources and Compensation Committee is in the process of reviewing the long-term incentive program.

    The number of outstanding options, the in-the-money value of outstanding options, or the number of Unit Performance Plan units that an executive officer holds is not factored into the determination of whether and how many new option grants are made to executive officers.

  (ii)
  Unit Performance Plan

    The Unit Performance Plan is designed to align the interests of senior employees with those of the Corporation's shareholders and to encourage retention.

    Eligible employees can irrevocably elect to participate in the Unit Performance Plan. The participants must agree to defer a minimum of one-third of their earned annual variable compensation, which is converted into notional units with a value based on the average closing price of Common Shares for the previous January. Each unit credited to a participant from the first one-third of their variable compensation will be matched by the Corporation with one additional unit. Voluntary deferrals above one-third of the earned annual variable compensation can be made but do not receive any company match.

    In consideration of non-competition covenants, the Corporation may allocate an amount, typically equal to one year's base salary, to be credited to a participant and converted into units at the applicable value for that year ("initial grant").

    Notional dividends equivalent to the amount of actual dividends paid from time to time on Common Shares ("dividend equivalents") are allocated to units held by participants and are reinvested into further notional units.

    Units are redeemed in cash, or cancelled, in April following the calendar year of cessation of active employment of the participant at the unit value determined during the month of January preceding the April redemption date. Units (other than matching units, initial grant units, and dividend equivalents relating thereto) are 100% vested and 100% redeemable upon termination of employment. Matching units and initial grant units (and dividend equivalents relating thereto) under the Unit Performance Plan, are redeemable only if cessation of active employment occurs due to retirement at or after age 60, or death, or termination without cause within two years of a change in control. In all other cases, these other units are not redeemable and will be cancelled. For these purposes, "retirement at age 60" excludes any situation where severance pay or similar compensation is provided to the participant.

4.
Other Compensation

        Benefits are maintained at a level that is competitive overall, in relation to large Canadian resource companies. These benefits and perquisites include financial counselling, car allowance, parking and club memberships.

CEO's Compensation

        Mr. Taylor resigned as President and Chief Executive Officer of the Corporation effective September 15, 2004, at which time he ceased to participate in all compensation programs and, except as described below, receive any perquisites for which he was previously eligible. Mr. Taylor's base salary during 2004 was $1,050,000. He will continue to be employed by the Corporation in an advisory role until March 2005. Mr. Taylor's effective date of retirement from and termination of employment with the Corporation is March 31, 2005.

        During the period beginning on September 15, 2004 and ending on March 31, 2005, Mr. Taylor will continue to receive payment of base salary, financial counselling and tax advice in accordance with his employment agreement, and group medical and dental coverage. He will continue to accrue service time under the pension plan (see "Executive Compensation — Pension Plans"). No vacation entitlement will accrue to Mr. Taylor during this period.

        Pursuant to the terms of his retirement agreement, Mr. Taylor will receive the amount of $600,000 in respect of variable compensation for the year 2004, none of which will be deferred or converted into units under the Unit Performance Plan.

        At December 31, 2004 Mr. Taylor had 61,273 vested units accrued under the Corporation's Unit Performance Plan. Mr. Taylor is entitled to payment upon redemption of his vested units and any additional dividend equivalent units accrued to the date of redemption. Redemption will occur on April 15, 2006 in accordance with the terms of the plan (see "Report on Executive Compensation — Long Term Incentives — Unit Performance Plan").

        Mr. Tomsett, President and Chief Executive Officer of the Corporation, has a current base salary of $850,000. Mr. Tomsett is eligible to participate in the Executive Annual Incentive Plan and the 1987 Plan (see "Executive Annual Incentive Plan" and "Stock Options and Stock Appreciation Rights Plans").

        The overall compensation for the Chief Executive Officer is determined on the basis of a market comparison of North American mining companies, with a check on a peer group of gold producers. The Corporation's strategy is to target compensation at the 50th percentile of the comparator group, and suitably recognize performance through variable compensation and long-term incentives.

        Corporate performance determines 80% of the Chief Executive Officer's variable compensation (see "Measures of Corporate Performance for Variable Compensation"). These objectives are agreed by the Board on an annual basis. The remaining 20% is based on individual contribution as recommended by the Human Resources and Compensation Committee and determined by the Board. Mr. Tomsett took office as President and Chief Executive Officer on September 15, 2004. Accordingly, a portion of his variable compensation was determined with respect to the targets and factors applicable to Executive Vice-Presidents for the period during which he served in that capacity. The Committee bases the evaluation of individual contribution on information obtained from a corporate governance process, including an annual review by the Chief Executive Officer of his performance, which he delivers to the Board for its consideration and discussion with him.

        For 2004 the Measures of Corporate Performance for Variable Compensation were as follows.

Measures Of Corporate Performance For Variable Compensation

Factor	Description	Target Weight
(a) Financial Targets	Achieve Earnings, Cash Flow and Production Targets with Reference to: • Pre-tax Return on Net Assets • Net Asset Value per share • Cash Flow from Operations • Operating Earnings and Production	10% 15% 10% 20%
(b) Strategic Quantifiable Targets	• Increase Proven and Probable Reserves • Improve Safety Performance, as measured against industry standards and corporate objectives • Relative Share Price Performance	20% 10% 15%

100%

Report Presented By:

        G. Farquharson (Chairman), R.M. Franklin, A.R. McFarland and W.G. Wilson.

Stock Performance Graph

        The following graph compares the total cumulative shareholder return for CAD$100 invested in Common Shares of the Corporation on December 31, 1999 with the cumulative total return of the S&P/TSX Composite Index, the Philadelphia Gold & Silver Index and the S&P 500 Index, respectively.

Cumulative Value of a CAD$100 Investment Assuming Reinvestment of Dividends

EQUITY COMPENSATION PLAN INFORMATION

        The following table shows, as of December 31, 2004, compensation plans under which equity securities of the Corporation are authorized for issuance from treasury. The number of Common Shares outstanding as of December 31, 2004 was 436,395,442. The table shows a separate breakdown for options denominated in Canadian dollars and in US dollars.

		(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category		Number	Percentage of Common Shares Outstanding			Number	Percentage of Common Shares Outstanding
Equity compensation plans approved by securityholders
1987 Plan	— CAD$	6,296,229	1.44%	CAD$	21.86	7,283,763	1.67%
	— US$	7,100,120	1.63%	US$	13.18
Directors' Plan(1)	— CAD$	280,000	0.06%	CAD$	22.49	210,000	0.05%
	— US$	80,000	0.02%	US$	10.97

Equity compensation plans not approved by securityholders
LTIP Plan(2)	— US$	59,050	0.01%	US$	11.14	N/A	N/A

Total		13,815,399	3.16%			7,493,763	1.72%

(1)
In 2003 the Board suspended grants of options under the Directors' Plan.

(2)
The Corporation assumed the obligations of the Getchell Gold Corporation 1996 Long-Term Equity Incentive Plan ("LTIP Plan") upon the merger with Getchell Gold Corporation on May 27, 1999, and reserved for issuance a number of shares equal to the number of options then outstanding under the plan. All options granted under the plan are vested and expire no later than ten years from the date of grant. No future grants will be made under this plan. Pursuant to the LTIP Plan, in the event of termination of employment as an Optionee for any reason other than death, disability or retirement, options held at the termination (to the extent exercisable) may be exercised in whole or in part at any time within three months after the date of termination; or such lesser period specified in the option agreement. If termination is due to death or disability only awards held at the date of death or disability may be exercised by the participant or the participant's personal representative, or by the person to whom the option was transferred by will or the laws of descent and distribution, at any time within 18 months after the death or one year after the disability of the participant or any lesser period specified in the option. In the event of termination due to retirement, options may be exercised in whole or in part at any time within two years after the date of termination or such lesser period specified in the option agreement. Options under the LTIP Plan are not assignable or otherwise transferable other than by will or by the laws of descent or distribution. The Board may amend, alter or discontinue the LTIP Plan but no amendment, alteration or discontinuance shall be made which would impair the rights of a participant without the participant's consent. The Board may not amend or alter the LTIP Plan without the approval of a majority of the votes cast at a duly held meeting of shareholders, where such amendment or alteration would, except as expressly provided in the LTIP Plan (a) increase the total number of shares reserved for issuance pursuant to the options under the LTIP Plan or modify an award limit; (b) change the minimum exercise price terms of options; (c) change the class of participants eligible in the LTIP Plan; (d) extend the maximum term of an option; or (e) materially increase the benefits accruing to participants under the LTIP Plan.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

        As of February 24, 2005, none of the individuals who at any time since January 1, 2004 was a director, executive officer, senior officer or proposed nominee for election as director, and none of their respective associates, is indebted to the Corporation or any of its subsidiaries or has indebtedness to another entity that is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries, other than routine indebtedness.

        The aggregate indebtedness to the Corporation and its subsidiaries as of February 24, 2005 of all current and former directors, officers and employees of the Corporation or any of its subsidiaries, excluding routine indebtedness, was US$1,242,042.

        Section 402 of the United States Sarbanes-Oxley Act of 2002 provides that a company may not, directly or indirectly, including through a subsidiary, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or executive officer of that company. The Corporation has not granted loans or amended the terms of previously granted loans as interpreted under this broad definition to any current directors or executive officers or to persons who have held such positions since the enactment of the Sarbanes-Oxley Act of 2002.

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INFORMATION REGARDING DIRECTORS
DIRECTORS' AND OFFICERS' LIABILITY INSURANCE
EXECUTIVE COMPENSATION
REPORT ON EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS